EX-99.a.25

DFA INVESTMENT DIMENSIONS GROUP INC.

ARTICLES OF AMENDMENT

DFA Investment Dimensions Group Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

SECOND: The Charter of the Corporation is hereby amended (i) to change the name of the “VA Small Value Portfolio” class of common stock of the Corporation to the “VA U.S. Targeted Value Portfolio” class of common stock; and (ii) to change the name of “VA Large Value Portfolio” class of common stock of the Corporation to “VA U.S. Large Value Portfolio” class of common stock.

THIRD: The foregoing amendments to the Charter as set forth above have been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and are limited to changes expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH: The amendments to the Charter as set forth above do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of the classes of common stock of the Corporation that are the subject of the amendments.

FIFTH: These Articles of Amendment shall become effective on May 1, 2008.

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IN WITNESS WHEREOF, DFA Investment Dimensions Group Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 1st day of May, 2008; and its Vice President acknowledges that these Articles of Amendment are the act of DFA Investment Dimensions Group Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:		DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Valerie A. Brown	By:	/s/ Jeff J. Jeon
	Valerie A. Brown, Assistant Secretary		Jeff J. Jeon, Vice President

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